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                                     EXHIBIT 11.1



                   Opinion of Manatt, Phelps & Phillips, LLP as to the legality of the securities being registered





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                                     [LETTERHEAD]
January 28, 1997



Board of Trustees
Steadman Associated Fund
1730 K Street, N.W.
Washington, D.C.  20006

    Re:  Registration Statement Under the Securities Act of 1933
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Ladies and Gentlemen:

    Pursuant to an Agreement and Plan of Merger dated January 28, 1997 (the "Agreement"), Steadman American Industry Fund, Steadman Investment Fund, and Steadman Technology and Growth Fund (collectively, the "Merging Funds") will merge with and into Steadman Associated Fund, which fund will be renamed Steadman Security Trust (the "Fund"). We have acted as counsel for the Fund in connection with the offer to exchange shares of the Merging Funds for shares (the "Shares") of the Fund being registered by means of a Registration Statement on Form N-14. Each fund is a common law trust organized under the laws of the District of Columbia.

    We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. We have also obtained from officers of the Fund such advice as we considered necessary for the purposes of this opinion and insofar as our opinion is based on matters of fact upon which conclusions of law are expressed, we have relied upon such advice.

    Based on the foregoing, we are of the opinion that the Shares of the Fund covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Agreement in exchange for shares of the Merging Funds, be validly issued, fully paid, and non-assessable Shares of the Fund.

    This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.


                             Very Truly Yours,

                             /s/ Manatt, Phelps & Phillips, LLP

                             Manatt, Phelps & Phillips, LLP